Exhibit 99.1

U.S. Gold Corp. Adds VP - Exploration and Provides Updates on Pre-Feasibility Study Release Timing

Seasoned Industry Executive Kevin Francis Appointed to VP Exploration and Technical Services

CK Gold Project Development Remains on Schedule for Release of its PFS

ELKO, NV, July 22, 2021 – U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, today announced that Kevin Francis has joined the Company as Vice President - Exploration and Technical Services. He brings 32 years’ experience as a seasoned mining industry professional and has been consulting to the Company for nearly a year.

Mr. Francis has held many senior roles within the mining industry, including VP of Project Development for Aurcana Corporation, VP of Technical Services for Oracle Mining Corporation, VP of Resources for NovaGold Resources and Principal Geologist for AMEC Mining and Metals. Most recently, he consulted to U.S. Gold Corp. as Principal of Mineral Resource Management LLC, a consultancy providing technical leadership to the mining industry, as well as through his association with Gustavson Associates (a member of WSP) since September 2020. Mr. Francis is a “Qualified Person” as defined by SEC S-K 1300 and Canadian NI 43-101 reporting standards and holds both an M.S. degree and a B.A. in geology from the University of Colorado.

George Bee, U.S. Gold Corp. President & Chief Executive Officer, said, “We are delighted to have Kevin join us at this key inflection point. He brings an in-depth understanding of the CK Gold Project having been involved with its prefeasibility study since last September, so his appointment comes at an exciting time as we advance this highly prospective project. When an executive of his experience and pedigree elects to join us full-time, we view that as a strong vote of confidence in the CK Gold Project and our three other exploration properties. As an executive officer, Kevin will be working closely with myself and the Board.”

Commenting on his appointment to Vice President, Mr. Francis said, “I am thrilled to join the U.S. Gold Corp. team at this pivotal time for the CK Gold Project, for a seamless step up in my responsibilities for it and other projects. I look forward to working with the executive and operating teams and Board to increase shareholder value.”

Coinciding with Mr. Francis joining the Company, Ken Coleman, Chief Geologist, has resigned to pursue other opportunities that have been pending for some time. George Bee stated, “We are sad to see Ken depart as he has been instrumental in successfully advancing the CK Gold Project and developing a whole new interpretation of the opportunities at our other projects Maggie Creek, Keystone, and Challis. He has been resourceful in pulling together comprehensive and well formulated field programs in an expeditious manner, always cognizant of creating the best value for the funds committed. He will be missed and we wish him the best. Ken has worked closely with Kevin for the past year providing a smooth transition.”

Prefeasibility and Development Schedule Update

To maintain the independent “Qualified Person” (QP) review of the prefeasibility study (PFS) resource and reserve statement, a function previously envisioned for Mr. Francis through his association with Gustavson Associates, a new independent QP is now completing a review of the work performed at the CK Gold Project to date. Subject to the completion of the review and recommendations, publication of the PFS will incur a slight delay beyond its mid-year target and is now expected in the third quarter. However, the Company anticipates that the delay in the PFS will in no way effect the Project’s development schedule.

Field work and data collection aimed at augmenting the data to be published in the PFS in the coming weeks is already underway. The objective of the 2021 field season work is to capture sufficient data to both complete Project permit applications and to close gaps in the data set to enable a feasibility study to be completed in early 2022.

Additionally, the Company is evaluating the potential incremental economic contribution from selling non-mineralized material as potential aggregate. Further studies are ongoing, and details will be provided as they become available.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold